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                                                                   EXHIBIT 99.3

                                                          FOR IMMEDIATE RELEASE

Contact:  Tom Mayer
          Symplex Communications
          (480) 502-9294
          bulldog810@aol.com

      SYMPLEX REPORTS PRELIMINARY FINANCIAL RESULTS FOR THE THIRD QUARTER
                                    OF 2000

WHITMORE LAKE, MI, OCTOBER 13, 2000--Symplex(R) Communications Corporation (CDNX:SYC.U.), a worldwide provider of custom Internet solutions, reported today preliminary unaudited results for the third quarter ended September 30, 2000. Net revenue for the third quarter of 2000 was approximately $82,000 compared to third quarter 1999 net revenue of $310,000. This represents a decrease in net revenue of $228,000 or 278%. The Company expects to report a net loss for the third quarter of 2000 of approximating $210,000 or $0.02 per share, compared to a net loss in the third quarter of 1999 of $806,000 or $.08 per share.

The decreased revenue and net loss comparing the third quarter of 2000 and 1999 is primarily the result of a decrease in international sales and the effort to reduce operating expenses in anticipation of the Company redirecting its efforts in pursuit of licensing opportunities and providing custom technology solutions.

In comparing the unaudited second and third quarter of 2000, net revenue decreased from $359,000 to $82,000, respectively. This represents a decrease of $277,000 or 338%, which is primarily due to a decrease in contract revenue. Net losses for the second quarter 2000 was approximately $428,000 or $0.05 per share compared to the third quarter 2000 of $210,000 or $0.02 per share. The decrease in the net loss from the second to third quarters of 2000 is primarily due to the service agreement signed to outsource ongoing support of current product lines as well as future development efforts.

About Symplex Communications

Symplex, headquartered in Whitmore Lake, Mich, manufactures network enhancement devices that provide cost savings, improved throughput performance, and reliability for enterprise networks. Symplex is best known for the Datamizer(R) line of data compressors that optimize leased lines, satellite links, and frame relay circuits. In addition to Datamizers, Symplex also manufactures the DirectRoute(R) line of switching access systems designed specifically for cost-effective high-speed Internet and intranet access. Founded in 1981, Symplex is the most long-standing internetworking solutions provider with a 19-year record of technological innovation. Symplex is a SEC registered and publicly held company, traded on the Canadian Venture Exchange under the ticker symbol SYC.U.

                                    -more-

The statements contained in this press release which are not historical in nature are forward-looking statements based on current expectations that involve risks and uncertainties. Symplex's actual results may differ materially from the results or expectations discussed in the forward-looking statements. Factors that might cause such a difference include risks associated with the effectiveness of the Company's sales and marketing strategies to reengage with its Datamizer installed based, its ability to raise additional capital, the appeal of the Company's family of products, and the ability of the Company to enter into strategic alliances and collaborate with others in the industry. These and other risks are detailed from time to time in the Company's reports filed with the SEC, including its Form 10-KSB for the year ended December 31, 1999 and its Form 10-QSB for the quarter ended June 30, 2000.
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For more information, contact Symplex Communications at 734/449-9370 or on the
Web at www.symplex.com.

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Signed By:



Tom Mayer
Interim President and CEO
Symplex Communications Corporation